Exhibit 4.8

EXECUTION COPY

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR OTHERWISE IN ACCORDANCE WITH APPLICABLE LAW.

WARRANT TO PURCHASE STOCK

Company:	Phreesia, Inc.

Number of Shares:	336,280

Class of Stock:	Senior Preferred Stock (the “Preferred Stock”)

Initial Exercise Price:	$3.00 per share

Issue Date:	November 7, 2016

Expiration Date:	November 7, 2026

This WARRANT CERTIFIES THAT, for value received, receipt of which is hereby acknowledged, Escalate Capital Partners SBIC III, LP, a Delaware limited partnership (together with any successor or permitted assignee or transferee of this Warrant or any shares issued upon exercise hereof, “Holder”), is entitled to purchase the number of fully paid and nonassessable shares of the Preferred Stock (or such other securities issuable as set forth in Section 2.2 hereof, the “Shares”) of Phreesia, Inc., a Delaware corporation (the “Company”), at the initial exercise price per Share (the “Warrant Price”) set forth above, as constituted on the date hereof and as adjusted pursuant to the other terms of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant. This Warrant is being issued pursuant to a Loan and Security Agreement between the Company, ORIX Growth Capital, LLC, a Delaware limited liability company (“ORIX”), Escalate Capital Partners SBIC III, LP (“Escalate”, and together with ORIX, collectively, the “Lenders”), a Delaware limited partnership, and ORIX, in its capacity as collateral agent for itself and the other Lenders, dated as of the date hereof (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms used herein that are not defined herein shall have the meanings set forth in the Loan Agreement.

ARTICLE 1.    SHARES; EXERCISE.

1.1        Number of Shares. The number of Shares subject to this Warrant shall be the number of Shares set forth above.

1.2        Method of Exercise. Holder may exercise this Warrant by delivering (including by confirmed facsimile or electronic transmission) a duly executed Notice of Exercise in substantially the form attached hereto as Appendix 1 (the “Notice of Exercise”) to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.3,

Holder shall also concurrently deliver to the Company the aggregate Warrant Price for the Shares being purchased by (i) wire transfer or by check, (ii) notice of cancellation of indebtedness of the Company to Holder, or (iii) any combination of (i) and (ii).

1.3         Conversion Right. In lieu of exercising this Warrant as specified in Section 1.2, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon the proposed whole or partial exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.6 below.

1.4         Effective Date of Exercise. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise in compliance with Section 1.2 above. The person entitled to receive the Shares issuable upon exercise of this Warrant, as designated in the Notice of Exercise, shall be treated for all purposes as the holder of record of such Shares as of the close of business on the date Holder is deemed to have exercised this Warrant.

1.5        No Rights of Stockholder. This Warrant does not entitle Holder to any voting or other rights as a stockholder of the Company prior to the exercise or conversion of this Warrant. Upon exercise or conversion of this Warrant, Holder shall be deemed to be a stockholder of the Company holding the number of Shares as to which this Warrant has been exercised as of the effective date set forth in Section 1.4 above.

1.6        Fair Market Value. If the Shares are traded in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company’s stock into which the Shares are convertible, as adjusted for the number of Shares issuable upon any such conversion) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company (or in the instance where the Warrant is exercised immediately prior to the effectiveness of the Company’s initial public offering (“IPO”), the “price to public” per share price specified in the final prospectus relating to such offering). If the Shares are not traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment. The foregoing notwithstanding, if Holder advises the Board of Directors in writing that Holder disagrees with such determination, then the Company and Holder shall promptly select a reputable independent valuation firm to undertake such valuation. If the Company and Holder are unable to agree upon the selection of such independent valuation firm, then Holder shall propose three reputable independent valuation firms, and from those three firms the Company shall select one to undertake such valuation. If the valuation determined by such independent valuation firm is greater than the valuation determined by the Board of Directors, then all fees and expenses of such independent valuation firm shall be paid by the Company. In all other circumstances, such fees and expenses shall be paid by Holder. If the Holder elects to exchange this Warrant in connection with an Acquisition, the fair market value of the Shares shall be the price per share which each Share is entitled to receive in such Acquisition as if the Shares were outstanding multiplied by the number of Shares.

1.7        Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant, and, if applicable, the Company receives payment of the aggregate

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Warrant Price for the applicable number of share Shares, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired shall be delivered to Holder.

1.8        Replacement of Warrants. On receipt of an affidavit of loss of Holder or an officer of Holder, depending upon whether Holder is a person or entity, of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.9        Acquisition of the Company.

(a) Upon the closing of any Acquisition (as defined below) that is not a Qualifying Acquisition (as defined below), the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash and property as would be payable for the Shares issuable (as of immediately prior to such closing) upon exercise of the unexercised portion of this Warrant as if such Shares were issued and outstanding on the record date for the Acquisition. The Warrant Price shall be adjusted accordingly. Upon the closing of a Qualifying Acquisition, this Warrant shall terminate and be of no further force or effect if not exercised by Holder immediately prior to or in connection with such Qualifying Acquisition, provided that Holder may elect, within five (5) days of the closing of such Qualifying Acquisition, to receive the consideration (net of the Warrant Price) payable in such Qualifying Acquisition, without exercising this Warrant, that would have been owed to Holder if this Warrant had been exercised immediately prior to or in connection with such Qualifying Acquisition (and upon receipt of such net consideration, this Warrant shall terminate without any further action on behalf of the Company or Holder).

(b) For purposes of this Warrant:

1.9.b.1        “Acquisition” means: (i) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; (ii) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization (excluding for this purpose the shares held by an Acquiring Stockholder (as defined below) or any of its affiliates), continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (iii) any sale, lease, exclusive license or other disposition of all or substantially all of the assets or equity securities of the Company to an unrelated third party; or (iv) any reorganization, consolidation, or merger of the Company in which the holders of the Company’s outstanding voting securities as of immediately before such

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transaction (for such purpose treating all outstanding options and warrants to purchase voting securities of the Company as having been exercised and treating all outstanding debt and equity securities convertible into voting securities of the Company as having been converted) beneficially own less than 50% of the outstanding voting securities of the surviving entity as of immediately after the transaction.

1.9.b.2        “Qualifying Acquisition” means any Acquisition in which the consideration payable to the Company and/or its stockholders consists either (i) solely of cash or (ii)    solely of Marketable Securities (as defined below) or a combination of cash and Marketable Securities and the holders of Preferred Stock receive consideration upon closing of such Acquisition in an amount per share of Preferred Stock of greater than one times the Warrant Price.

1.9.b.3        “Acquiring Stockholder” means a stockholder of the Company that (i) merges or otherwise combines with the Company in such combination transaction or (ii) owns or controls, directly or indirectly, a majority of another corporation that merges or otherwise combines with the Company in such combination transaction.

1.9.b.4        “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market, and (iii) following the closing of such Acquisition, Holder would not be restricted from publicly re- selling all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise this Warrant in full on or prior to the closing of such Acquisition, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six (6) months from the closing of such Acquisition.

(c) The exercise, exchange or sale of this Warrant may at the election of Holder be contingent upon the closing of an Acquisition or other transaction involving the Company, in which case such exercise, exchange or sale shall be deemed to be effective immediately prior to or upon the closing of the Acquisition or other transaction involving the Company, as applicable.

1.10    Automatic Exercise Prior to Expiration. To the extent this Warrant is not previously exercised or converted as to all of the Shares subject hereto, and if the fair market value (as determined pursuant to Section 1.6 above) of one Share is greater than the Warrant Price then in effect, this Warrant shall be deemed automatically converted with respect to all remaining Shares pursuant to Section 1.3 above immediately prior to the Expiration Date set forth above. For purposes of such automatic exercise, the fair market value of one Share upon such expiration shall be determined pursuant to Section 1.6 above. To the extent this Warrant or any portion hereof is deemed automatically exercised pursuant to this Section 1.10, the Company agrees to promptly notify Holder of the number of Shares, if any, Holder is to receive by reason of such automatic exercise.

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1.11        Certain Agreements. Upon any exercise of this Warrant, Holder shall join and become a “Purchaser” party to (a) that certain the Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of October 14, 2014 by and between the Company and other parties listed therein, as amended and in effect from time to time (the “Co-Sale Agreement”), provided that, notwithstanding any provisions of Section 8 of the Co-Sale Agreement to the contrary, Holder shall not be required to enter into any noncompetition agreements in connection with a Required Sale (as defined in the Co-Sale Agreement), (b) that certain Fourth Amended and Restated Stockholders’ Voting Agreement dated as of October 14, 2014 by and between the Company and other parties listed therein, as amended and in effect from time to time, and (c) that certain Fourth Amended and Restated, dated as of October 14, 2014 by and between the Company and other parties listed therein, as amended and in effect from time to time (the “Investor Rights Agreement” and together with the agreements referenced in clause (a) and (b), the “Investor Agreements”), to the extent that such agreements are then by their terms still in force and effect.

ARTICLE 2.    ADJUSTMENTS TO THE SHARES.

2.1        Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on its Preferred Stock payable in equity interests or other securities of the Company, or subdivides the outstanding Preferred Stock into a greater amount of equity interests, then upon exercise or conversion of this Warrant, for each Share issuable, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred. In the case of a subdivision of the outstanding Preferred Stock into a greater amount of equity interest, the Warrant Price shall also be proportionately decreased.

2.2        Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares into Common Stock of the Company pursuant to the terms of the Company’s Fifth Amended and Restated Certificate of Incorporation, as amended (as the same may be amended from time to time, the “Certificate of Incorporation”) upon the closing of an IPO or otherwise pursuant to the Certificate of Incorporation. After the occurrence of such an event, the Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions or other events.

2.3        Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased.

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2.4        No Impairment. The Company shall not, by amendment of its Bylaws or Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Section 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this section against impairment. Notwithstanding the foregoing, no waiver or amendment to any provision of the Certificate of Incorporation or Bylaws, or of any provision of the Investor Agreements, shall be deemed to have impaired Holder’s rights if such amendment or waiver would not, if Holder held Shares as of the date of such waiver or amendment, affect Holder in respect of its Shares in a manner materially different than such amendments or waivers generally effect the holders of Shares.

2.5        Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder a cash amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.6        Certificate as to Adjustments; Other Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3.    REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1        Representations and Warranties. The Company hereby represents and warrants to Holder as follows:

(a)        All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance in accordance with the terms hereof (including, without limitation, payment of the aggregate Warrant Price), be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws. The Company shall, at all times, reserve a sufficient number of the Shares and of shares of Preferred Stock for issuance upon Holder’s exercise of its rights hereunder and conversion of the Shares.

(b)        The Capitalization Table attached hereto as Exhibit A is true and complete as of the Issue Date.

3.2        Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon any class or series of its preferred stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any

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class or series or other rights; (c) to effect any reclassification or recapitalization of Preferred Stock or any of its preferred stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the Company’s securities for cash, then, in connection with each such event, the Company shall give Holder (1) at least 10 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Preferred Stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in clause (a) and clause (b) above; (2) in the case of the matters referred to in clause (c) and clause (d) above at least 10 days prior written notice of the date when the closing of the same will take place (and specifying the date on which the holders of Preferred Stock, or preferred stock as the case might be, will be entitled to exchange their Preferred Stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in clause (e) above, the same notice as is given to the holders of such registration rights. The rights set forth in this Section 3.2 shall terminate and be of no further force or effect upon the earliest to occur of (i) the closing of the IPO (other than clause (e), which shall survive until the occurrence of either (ii) or (iv)), (ii) the closing of an Acquisition, (iii) the Company becoming subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than clause (e), which shall survive until the occurrence of either (ii) or (iv)) or (iv) the Holder no longer holding this Warrant (as a result of it being exercised in full or otherwise).

3.3        Information Rights. The Company shall provide to Holder: (a) so long as Holder holds this Warrant and/or any Shares, promptly after mailing, copies of all notices or other written communications to the stockholders of the Company; and (b) so long as Holder holds this Warrant, (i) as soon as practicable after approval by the Board, but in any event within thirty (30) days after the end of each fiscal year of Company, the Company’s annual budget; (ii) within one hundred eighty (180) days of the end of each fiscal year of Company, the Company’s audited annual financial statements; and (iii) within forty-five (45) days of the end of each fiscal quarter of Company, the Company’s unaudited quarterly financial statements. Furthermore, the Company shall deliver to Holder (x) within thirty (30) days of the last day of each fiscal quarter, a detailed fully diluted capitalization table for the Company as of the end of the such fiscal quarter, (y) within thirty (30) days after any amendment, revision, alteration or other modification of the Company’s Certificate of Incorporation, bylaws, or other applicable formation and governing documents, a copy thereof; and (z) as soon as available, but in any event within thirty (30) days after the Company receives copies of any 409A valuation reports or other documents that value any compensation, equity award, bonus, benefit plan or any other arrangement that could be deemed deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended. The rights set forth in this Section 3.3 shall terminate and be of no further force or effect upon the earliest to occur of (i) the closing of the IPO, (ii) the closing of an Acquisition (provided, that if such Acquisition is not a Qualifying Acquisition, the information requirements included in Sections 3.3(b)(ii) and 3.3(b)(iii) shall survive until another termination event occurs with respect to this Section 3.3), (iii) the Company becoming subject to the periodic reporting requirements of the Exchange Act or (iv) the Holder no longer holding this Warrant (as a result of it being exercised in full or otherwise).

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3.4        Registration Under the Act. The Company agrees that with respect to the shares of common stock issuable upon conversion of the Shares issued to Holder, Holder shall have certain incidental, or “Piggyback,” and S-3 registration rights as set forth in the Investor Rights Agreement upon Holder becoming a party thereto. In the event of any subsequent changes to the Investor Rights Agreement in effect as of the date hereof relating to “Piggyback” and/or S-3 registration rights, such changes shall only apply to Holder’s Shares if such changes would affect the rights associated with Holder’s Shares (as if Holder held Shares as of the date of such changes) in the same manner in all material respects as such changes affect the rights associated with the Shares generally.

3.5        Market Stand-Off Agreement. Holder hereby agrees that if the Company and managing underwriter so request and if and only so long as all officers, directors and holders of more than one percent (1%) of the Company’s outstanding capital stock (on an as-converted to common stock basis) are subject to the same agreements, during the period commencing on the effective date of the registration statement relating to the IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) it will not, without the prior written consent of such managing underwriter, (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock of the Company or any securities convertible into or exercisable or exchangeable for common stock of the Company (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The underwriters in connection with the IPO are intended third party beneficiaries of this Article 3.5 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the registrable securities of the Holder until the end of such period.

ARTICLE 4.    REPRESENTATIONS, WARRANTIES OF HOLDER. Holder represents and warrants to the Company as follows:

4.1        Purchase for Own Account. Except for permitted transfers to Holder’s affiliates, this Warrant and the securities to be acquired upon exercise of this Warrant by Holder will be acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act, and Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. Holder also represents that Holder has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2        Disclosure of Information. Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional

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information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3        Investment Experience. Holder: (i) has experience as an investor in securities and acknowledges that Holder is able to fend for itself, can bear the economic risk of Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or (ii) has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4        Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5        The Act. The Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered under the “Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. The Holder understands that this Warrant and the Shares issued upon any exercise, conversion or exchange hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless one or more exemptions from such registration and qualification are otherwise available.

4.6        Compliance with Rule 144. At the written request of the Holder, any time after the Company is subject to the reporting requirements of the Exchange Act, and to the extent that the Holder proposes to sell Preferred Stock issuable upon the exercise of this Warrant in compliance with Rule 144 promulgated by the Securities and Exchange Commission (the “SEC”), the Company shall furnish to the Holder, within thirty (30) days after receipt of such request, a written statement as to whether the Company is then in compliance with the filing requirements of the SEC as set forth in such Rule, as such Rule may be amended from time to time.

ARTICLE 5.    MISCELLANEOUS

5.1        Term. This Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth above.

5.2        Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form, as well as any legends required by the Investor Agreements and the Company’s bylaws as in effect as of the date hereof or otherwise:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND NO INTEREST MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED,

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PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, OR (B) THIS CORPORATION OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

5.3        Compliance with Securities Laws on Transfer. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee.

5.4        Transfer Procedure. Subject to the provisions of Section 5.2 and Section 5.3, Holder may transfer all or part of this Warrant or the Shares issued upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any), by giving the Company notice of the portion of the Warrant or the Shares being transferred, setting forth the name, address and taxpayer identification number of the transferee, and surrendering this Warrant or the Shares (as applicable) to the Company for reissuance to such transferee(s) (and Holder if applicable); provided, that any transfer of Shares must be made in compliance with any Investor Agreement to which Holder is a party. Notwithstanding any contrary provision herein, at all times prior to the IPO, Holder may not, without the Company’s prior written consent, transfer this Warrant or any portion hereof, or any Shares issued upon any exercise hereof, to any person or entity who directly competes with the Company, except in connection with an Acquisition of the Company by such a direct competitor; provided, that Holder may at any time transfer the Warrant/Shares together with a transfer of the Loan as permitted by the Loan Agreement.

5.5        Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications to a party shall be sent to the party’s address set forth on the signature page hereto or at such other address(es) as such party may designate by advance written notice to the other party.

5.6        Waiver; Amendment. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Company and Holder.

5.7        Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs reasonably incurred in such dispute, including reasonable attorneys’ fees.

5.8        Governing Law. This Warrant and all acts, transactions, disputes and controversies arising hereunder or relating hereto, and all rights and obligations of Holder and

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Company shall be governed by, and construed in accordance with the internal laws (and not the conflict of laws rules) of the State of New York.

[Signatures on Next Page]

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The parties have executed this Warrant to Purchase Stock as of the Issue Date set forth above.

Company:

Phreesia, Inc, a Delaware corporation

By:	/s/ Thomas Altier
Name:	THOMAS ALTIER
Title:	CFO

Address:
432 Park Avenue South
New York, New York 10016
Attn: Thomas Altier
Email: taltier@phreesia.com

Holder:

ESCALATE CAPITAL PARTNERS SBIC III,
LP, a Delaware limited partnership

By:	Escalate SBIC Capital Management III,
LLC, its general partner

By:	/s/ Chris Julich
Name:	Chris Julich
Title:	Member

Address:
Escalate Capital Partners SBIC III, LP 300 West Sixth Street, Suite 2230
Austin, Texas 78701
Attention: Tony Schell
Phone: 512.651.2105
Fax: 512.651.2101
Email: tony@escalatecapital.com

[SIGNATURE PAGE TO WARRANT TO PURCHASE STOCK]

APPENDIX 1

NOTICE OF EXERCISE

1.        The undersigned hereby elects to purchase                              shares of the Senior Preferred Stock of Phreesia, Inc., a Delaware corporation (the “Shares”), pursuant to the terms of the attached Warrant to Purchase Stock, and tenders herewith payment of the purchase price of the Shares in full.

1.        The undersigned hereby elects to convert the attached Warrant to Purchase Stock (the “Warrant”) into                              shares of the Senior Preferred Stock of Phreesia, Inc., a Delaware corporation (the “Shares”), pursuant to the terms of the Warrant (including Section 1.3 of the Warrant).

[Strike paragraph that does not apply.]

2.        Please issue a certificate or certificates representing the Shares in the name of the undersigned or in such other name as is specified below:

3.        The undersigned represents it is acquiring the Shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

[Entity Name]

Name:
Title:

Date

Exhibit A

Capitalization Table

[See Attached.]